Exhibit 5.1

Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 goodwinlaw.com +1 650 752 3100
November 4, 2021
Qualtrics International Inc.
333 West River Park Drive
Provo, Utah 84604
Re:    Securities Registered under Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel to you in connection with your filing of (i) a Registration Statement on Form S-1, as amended (File No. 333-260684), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and (ii) a second Registration Statement on Form S-1 filed pursuant to Rule 462(b) promulgated under the Securities Act (the “Rule 462(b) Registration Statement”). This opinion letter is being furnished to you in connection with your filing of the 462(b) Registration Statement relating to the registration of the offering by Qualtrics International Inc., a Delaware corporation (the “Company”), of up to 2,676,334 shares (the “Shares”) of the Company’s Class A Common Stock, $0.0001 par value per share, including shares purchasable by the underwriters upon their exercise of an option to purchase additional shares granted to the underwriters by the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, Qualtrics, LLC, and the representatives of such underwriters (the “Underwriting Agreement”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
The opinion set forth below is limited to the Delaware General Corporation Law.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the 462(b) Registration Statement and to the references to our firm under the caption “Legal Matters” in the 462(b) Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP